Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 15, 2011

Delaware VIP Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware VIP Trust set forth below (each a “Series”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Series class, so that such Series’ Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period April 29, 2011 through April 30, 2012.

Fund	Class	12b-1 Cap
Delaware VIP Cash Reserve Series*	Service	0.25%
Delaware VIP Diversified Income Series	Service	0.25%
Delaware VIP Emerging Markets Series	Service	0.25%
Delaware VIP High-Yield Series	Service	0.25%
Delaware VIP International Value Equity Series	Service	0.25%
Delaware VIP Limited-Term Diversified Income Series	Service	0.25%
Delaware VIP REIT Series	Service	0.25%
Delaware VIP Small Cap Value Series	Service	0.25%
Delaware VIP Smid Cap Growth Series	Service	0.25%
Delaware VIP U.S. Growth Series	Service	0.25%
Delaware VIP Value Series	Service	0.25%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
Name: J. Scott Coleman
Title: President

____________________

* Please note: Delaware VIP Cash Reserve Series has a voluntary 12b-1 limitation on the service class of 0.00%. This voluntary limitation will continue to be in effect indefinitely until otherwise noted.

Your signature below acknowledges acceptance of this Agreement:

Delaware VIP Trust

By:	/s/ Patrick P. Coyne
Name: Patrick P. Coyne
Title: President
Date: April 15, 2011